Exhibit 10.39

€500,000,000
TERM LOAN AGREEMENT
Dated as of November 20, 2014
Among
PPG INDUSTRIES, INC.
as Borrower
and
SUMITOMO MITSUI BANKING CORPORATION
as Initial Lender
and
as Administrative Agent

TERM LOAN AGREEMENT
Dated as of November 20, 2014
PPG INDUSTRIES, INC., a Pennsylvania corporation (the "Borrower"), SUMITOMO MITSUI BANKING CORPORATION (the "Initial Lender"), and SUMITOMO MITSUI BANKING CORPORATION ("SMBC"), as Administrative Agent for the Lenders, agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"Administrative Agent" means Sumitomo Mitsui Banking Corporation (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
"Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at Deutsche Bank A.G., Frankfurt, SWIFT Code DEUTDEFF, Account Number 958780910, for Sumitomo Mitsui Banking Corporation, NY, SWIFT Code SMBCUS33, and such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.
"Applicable Lending Office" means, with respect to the Loan or any portion thereof made or to be made by any Lender to the Borrower, any domestic or foreign branch or Affiliate of such Lender selected by such Lender at its option to make the Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.
"Approved Fund" means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and the Borrower, the Borrower's consent not to be unreasonably withheld or delayed.

"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or the exercise of control over such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm its obligations hereunder.
"Bankruptcy Law" means any proceeding of the type referred to in Section 6.01(h) or 6.01(i) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
"Borrower" has the meaning specified in the introductory paragraph hereof.
"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City or Frankfurt, Germany and on which TARGET is open.
"Change in Law" the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by any Person controlling such Lender, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Commitment" means as to any Lender (a) the Euro amount set forth opposite such Lender's name on the signature pages hereof or (b) if such Lender has entered into any Assignment and Acceptance, the Euro amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d).
"Confidential Information" means any and all information and data of the Borrower and any of the Borrower's Subsidiaries that is furnished or otherwise becomes known to the Administrative Agent or any Lender, but does not include any such information that is or becomes generally available to the public (other than as a result of the disclosure thereof by the Administrative Agent or any Lender, or any successor or assignee thereof) or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower that is under no duty or obligation to keep such information or data confidential.
"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Consolidated Subsidiaries" means the subsidiaries of the Borrower whose accounts are consolidated with the accounts of the Borrower in the Borrower's consolidated financial statements prepared in accordance with GAAP.
"Credit Party" means the Administrative Agent or any Lender.
"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
"Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of the Loan, unless such Lender has notified the Administrative Agent in writing within such period that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is a result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
"Disclosed Matters" means the actions, suits and proceedings disclosed or otherwise described in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or Quarterly Report on Form 10-Q for the three-month period ended September 30, 2014.
"Dollars" and the "$" sign each means lawful currency of the United States of America.
"Drawdown Date" means November 25, 2014.
"Effective Date" has the meaning specified in Section 3.01.
"Eligible Assignee" means any Person approved by (a) the Administrative Agent and (b) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07 or unless such Person is a Lender, an Affiliate of the assigning Lender or an Approved Fund, the Borrower, each such approval referred to in clause (a) above not to be unreasonably withheld or delayed; provided, however, that (i) if the Borrower does not respond to a request to consent for any such approval required by it on or before the fifth Business Day following such request, it shall be deemed to have granted such approval and (ii) neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
"EMU Legislation" means legislation enacted by the European Union's Economic and Monetary Union.

"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code.
"EURIBOR" means, for any Interest Period, the rate appearing on the Screen at approximately 11:00 A.M. (London time) two Business Days, prior to the commencement of such Interest Period as the Banking Federation of the European Union EURIBOR for deposits in Euro with a maturity comparable to such Interest Period. In the event that such rate for Euro is not available on the Screen at such time for any reason, then EURIBOR for such Interest Period shall be the rate at which deposits in Euro in the approximately equivalent amount of €5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the European interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.
"Euro" and the "€" sign each means the lawful currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in EMU Legislation.
"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
"Eurocurrency Rate" means, with respect to any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) EURIBOR for such Interest Period by (ii) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.
"Eurocurrency Rate Reserve Percentage" for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on the Loan is determined) having a term equal to such Interest Period.
"Events of Default" has the meaning specified in Section 6.01.
"Federal Bankruptcy Code" means Title 11 of the U.S. Code.
"Funded Debt" means all Indebtedness for money borrowed which by its terms matures at or is extendable or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Indebtedness.
"GAAP" has the meaning specified in Section 1.03.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person, whether directly or indirectly, and including any obligation of such Person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
"Incumbent Board" has the meaning specified in Section 6.01(g).
"Indebtedness" of any Person at any time means, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person and (b) all Guarantees by such Person.
"Initial Lender" has the meaning specified in the introductory paragraph hereof.
"Interest Period" means, initially, the period commencing on the Drawdown Date and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months, as the Borrower may select upon notice received by the Administrative Agent not later than 11:00 A.M. (London time) on the third Business Day prior to the first day of such Interest Period, provided, however, that:
(a)    the Borrower may not select any Interest Period that ends after the Termination Date;
(b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(c)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"Lenders" means the Initial Lender and each Person that shall become a party hereto pursuant to Section 9.07.
"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

"Loan" has the meaning specified in Section 2.01.
"Loan Documents" means, collectively, this Agreement and the Notes.
''Margin'' means 0.675% per annum.
"Margin Stock" shall have the meaning given such term under Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect, including all official interpretations thereunder or thereof.
"Material Adverse Effect" means a materially adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or a material impairment of the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is or will be a party.
"Note" means a promissory note of the Borrower payable to the order of a Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loan or portion thereof made by such Lender.
"Notice of Borrowing" has the meaning specified in Section 2.02(a).
"OFAC" has the meaning specified in Section 4.01(s).
"Parent" means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
"Payment Office" means such office of SMBC as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Borrower and the Lenders.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
"Plan" means any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code which is maintained for employees of the Borrower or any ERISA Affiliate.
"Primary Currency" has the meaning specified in Section 9.11(c).
"Prime Rate" means the rate of interest per annum publicly announced from time to time by SMBC as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Pro Rata Share" means, with respect to any Lender, the proportion represented by a fraction the numerator of which is such Lender's Commitment and the denominator of which is the aggregate of the Commitments.
"Register" has the meaning specified in Section 9.07(d).

"Reportable Event" means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).
"Required Lenders" means at any time Lenders holding more than 50% of the sum of the then aggregate unpaid principal amount of the Loan owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments; provided that principal amounts of the Loan owing to and the Commitments of any Defaulting Lenders shall be excluded for purposes of calculating Required Lenders.
"Restricted Subsidiary" means:
(a)    any Subsidiary of the Borrower other than
(i)    a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America ("United States of America" shall not include the territories and possessions thereof), or
(ii)    a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or inventories and/or making investments in real estate or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate investment company, or
(iii)    a Subsidiary the primary business of which consists of leasing equipment, machinery, vehicles, rolling stock and other articles for use in the business of the Borrower, or
(iv)    a Subsidiary the stock of which is held primarily for the purpose of securing the investment of the Borrower in such Subsidiary, while the management of such Subsidiary is accumulating funds for the purchase of such stock pursuant to written contract, and
(b)    any Subsidiary specified in clauses (i) through (iv) of paragraph (a) above which at the time of determination shall be designated a Restricted Subsidiary pursuant to designation by the board of directors of the Borrower as follows:
the Borrower may by a resolution adopted by its board of directors designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that in the opinion of the board of directors of the Borrower it does not own a manufacturing or research property, plant or facility which is of material importance to the business of the Borrower and its Restricted Subsidiaries taken as a whole, and may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. The Borrower may by a resolution adopted by its board of directors designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place within 90 days of such acquisition or formation.
"Screen" means the relevant display page on Reuters for the relevant rate referred to in the definition of "EURIBOR" (as determined by the Administrative Agent) (or on any other commercially available source providing quotations comparable to those provided on such page designated by the Administrative Agent from time to time).
"Secured Debt" means Indebtedness for money borrowed if such Indebtedness is secured by a mortgage, pledge, lien, security interest or encumbrance on any of the manufacturing or research property,

plant or facilities of the Borrower or any Restricted Subsidiary (but not including a property determined not to be a principal property of the Borrower or a Restricted Subsidiary by the board of directors of the Borrower in its discretion) or on any shares of stock or indebtedness of any Restricted Subsidiary.
"Shareholders' Interest" means as of any particular time, the aggregate of equity capital and surplus of the Borrower and its Consolidated Subsidiaries, after deducting the cost of the shares of the Borrower held in the Borrower's treasury (i.e., shares which had been previously issued and outstanding but have been reacquired and are presently held by the Borrower), as shown on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, as of the end of the latest fiscal year ended prior to such determination.
"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.
"TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.
"Taxes" and "Other Taxes" have the respective meanings specified in Section 2.14.
"Termination Date" means the earlier of (a) November 24, 2017 (or, if such date is not a Business Day, the immediately preceding Business Day) and (b) the date of termination in whole of the Commitments pursuant to Section 6.01.
"Total Capitalization" means, as at any date, with respect to the Borrower and its Consolidated Subsidiaries, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Total Indebtedness as at such date plus (b) the amount that should be set forth on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared as at such date opposite the caption "Total Shareholders' Equity" (or the equivalent caption), excluding the amount reported in the financial statements as "Accumulated Other Comprehensive Income (Loss)" related to "Pension and Other Postretirement Benefit Adjustments".
"Total Indebtedness" means, as at any date, the total amount of Indebtedness of the Borrower and its Consolidated Subsidiaries on such date, determined on a consolidated basis without duplication in accordance with GAAP.
"Unrestricted Subsidiary" means any Subsidiary of the Borrower which is not a Restricted Subsidiary.
"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

"Wholly-owned Restricted Subsidiary" means a Restricted Subsidiary all of the outstanding capital stock of which, other than directors' qualifying shares, and all of the Funded Debt of which, shall at the time be owned by the Borrower or by one or more Wholly-owned Restricted Subsidiaries, or by the Borrower in conjunction with one or more Wholly-owned Restricted Subsidiaries.
SECTION 1.02. Computation of Time Periods
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".
SECTION 1.03. Accounting Terms
All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements referred to in Section 4.01(c) ("GAAP").
ARTICLE II
AMOUNT AND TERMS OF THE LOAN
SECTION 2.01. The Loan
The Initial Lender agrees, on the terms and conditions hereinafter set forth, to make the Loan to the Borrower denominated in Euro in an amount equal to such Lender's Commitment.
SECTION 2.02. Making the Loan
The Loan shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the Drawdown Date, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Such notice (the "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested initial Interest Period for the Loan. Each Lender shall, before 11:00 A.M. (London time) on the Drawdown Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Agent's Account, in same day funds, such Lender's ratable portion of the Loan. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower to an account designated by the Borrower in the Notice of Borrowing.

SECTION 2.03. [Intentionally deleted]
SECTION 2.04. [Intentionally deleted]
SECTION 2.05. [Intentionally deleted]

SECTION 2.06. Repayment
The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Loan then outstanding.
SECTION 2.07. Interest
(a)  Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Loan from the Drawdown Date until such principal amount shall be paid in full at a rate per annum equal at all times during each Interest Period to the sum of (x) the Eurocurrency Rate for such Interest Period plus (y) the Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months, from the first day of such Interest Period and on the date the Loan is paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest ("Default Interest") on (i) the unpaid principal amount of the Loan, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on the Loan pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the Prime Rate; provided, however, that, following acceleration of the Loan pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder upon demand.
SECTION 2.08. Interest Rate Determination
(a) If, with respect to the Loan (i) the Initial Lender is unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the Drawdown Date in sufficient amounts to fund the Loan or (ii) the Required Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for the Loan will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective portions of the Loan for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon the Borrower will prepay the Loan on the last day of the then existing Interest Period therefor.
(b)    If the Borrower shall fail to select the duration of any Interest Period in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Borrower will be deemed to have chosen an Interest Period of three months, unless such Interest Period would end after the Termination Date, in which case such Interest Period will be of such shorter duration as will cause such Interest Period to end on the Termination Date.
SECTION 2.09. [Intentionally deleted]

SECTION 2.10. Prepayments of Loan
The Borrower may, at any time on or after November 25, 2016, upon notice at least two Business Days' prior to the date of such prepayment to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than €5,000,000 or €1,000,000 in excess thereof and (y) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Amounts prepaid pursuant to Section 2.10 cannot be reborrowed.
SECTION 2.11. Increased Costs
(a) If, due to any Change in Law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan (excluding for purposes of this Section 2.11 any such increased costs resulting from (1) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (2) changes in the basis of taxation of overall net income or overall gross income by the United States of America or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that Change in Law affects or would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such Person in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.12. Illegality
Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make, to fund or maintain its portion of the Loan hereunder the Loan will automatically, upon such demand, bear interest at the Prime Rate until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.13. Payments and Computations
(a) (i)The Borrower shall make each payment hereunder, without counterclaim or set-off, with respect to principal of, interest on, and other amounts relating to, the Loan not later than 11:00 A.M. (London time) on the day when due in Euro to the Administrative Agent, by deposit of such funds to the Agent's Account in same day funds, and (ii) the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.
(c)    All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder or under the other Loan Documents that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the cost of funds incurred by the Administrative Agent in respect of such amount.
(f)    To the extent that the Administrative Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any of the other Loan Documents in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Administrative Agent shall be entitled to convert or exchange such funds into the required currencies, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that the Borrower and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower, such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange unless such loss, cost or expense or such failure is the result of fraudulent acts or omissions, gross negligence or willful misconduct of the Administrative Agent; and provided, further, that the Borrower agrees to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f) except to the extent such losses, costs or expenses arose as a result of fraudulent acts or omissions, gross negligence or willful misconduct of the Administrative Agent.
(g)    If, and for so long as, any Defaulting Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(e), the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender under this Agreement for the benefit of the Administrative Agent to satisfy such Lender's obligations to it under such Section until all such unsatisfied obligations are fully paid, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.14. Taxes
(a) Any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any of the other Loan Documents shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, assessments, fees, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non‑excluded taxes, levies, imposts, deductions, assessments, fees, charges, withholdings and liabilities in respect of payments hereunder or under any of the other Loan Documents being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the other Loan Documents or any other documents to be delivered hereunder or thereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)    In addition, the Borrower shall be liable for the payment of and shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any of the other Loan Documents or any other documents to be delivered hereunder or thereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the other Loan Documents or any other documents to be delivered hereunder or thereunder (hereinafter referred to as "Other Taxes").
(c)    The Borrower shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by such Lender or the Administrative Agent shall be conclusive absent manifest error.
(d)    Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) below, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e)    Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of the Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Without limiting any of the above, if any Lender would be entitled to claim, with respect to a payment from the Borrower that is a United States person, as defined by Section 7701(a)(30) of the Internal Revenue Code, or that is otherwise a United States-source payment, the benefits of the exemption from United States withholding tax for portfolio interest under section 881(c) of the Internal Revenue Code, such Lender shall also deliver a certificate to the effect that such Lender is not (A) a "bank" within the meaning of section 881 (c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881 (c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" described in section 881 (c)(3)(C) of the Internal Revenue Code. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
(f)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a Change in Law occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form otherwise is not required under subsection (e)

above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States of America solely by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
SECTION 2.15. Sharing of Payments, Etc.
If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise) on account of the principal of the Loan owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Loan obtained by all the Lenders holding the Loan, such Lender shall forthwith purchase from the other Lenders such participations in the Loan owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
SECTION 2.16. Evidence of Debt
(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of the Loan. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the principal amount of the Loan owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount of the Commitment of such Lender.
(b)    The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Loan made hereunder and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender's share thereof.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the

Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
SECTION 2.17. Use of Proceeds
The proceeds of the Loan shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries. The Borrower agrees that it shall apply the proceeds of the Loan in compliance with all applicable laws.
SECTION 2.18. [Intentionally deleted]
SECTION 2.19. [Intentionally deleted]

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01
Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") occurring on or prior November 28, 2014 on which the following conditions precedent have been satisfied:
(a)    There shall have occurred no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole since December 31, 2013.
(b)    Except for the Disclosed Matters, there shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(c)    All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
(d)    The Borrower shall have notified the Administrative Agent in writing as to the proposed Effective Date.
(e)    The Borrower shall have paid all accrued fees and expenses of the Administrative Agent, the Lenders (including the accrued fees and expenses of counsel to the Administrative Agent) payable on or prior to the Effective Date to the extent and as previously agreed in writing.

(f)    On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
(i)    The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)    No event has occurred and is continuing that constitutes a Default.
(g)    The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:
(i)    The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.
(ii)    Certified copies of the resolutions of the Board of Directors and the Executive Committee of the Borrower approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.
(iii)    A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents and the other documents to be delivered hereunder or thereunder.
(iv)    Written evidence (which may include telecopy transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement.
SECTION 3.02. [Intentionally deleted]
SECTION 3.03. Conditions Precedent to the Loan
The obligation of the Initial Lender to make the Loan shall be subject to the conditions precedent that the Effective Date shall have occurred and, on the Drawdown Date, (a) the following statements shall be true (and each of the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Loan shall constitute a representation and warranty by the Borrower that such statements are true):
(i)    the representations and warranties contained in Section 4.01 (except the representations and warranties set forth in subsection (h)(i) thereof and in subsection (l) thereof) are correct on and as of such date, before and after giving effect to the Loan, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and
(ii)    no event has occurred and is continuing, or would result from the making of the Loan, or from the application of the proceeds therefrom, that constitutes a Default;
and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.04. [Intentionally deleted]
SECTION 3.05. Determinations Under Section 3.01
. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying such Lender's objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrower
The Borrower represents and warrants as follows:
(a)    It is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate authority to own its properties and to carry on the business in which it is engaged; and it is duly qualified to transact the business in which it is engaged and is in good standing (to the extent such concept is recognized) in those jurisdictions in which the real or personal property owned or leased or the business conducted by it are material to its operations, except where failure to so qualify would not have a Material Adverse Effect.
(b)    It has the corporate power and authority to execute, deliver and perform this Agreement, to make the Loan provided for herein, to execute and deliver each of the other Loan Documents to which it is a party and to perform its obligations under each of the other Loan Documents to which it is a party; and all such action has been duly authorized by all necessary corporate proceedings on its part.
(c)     The audited consolidated balance sheets and related consolidated statements of income, shareholders' equity, comprehensive income and cash flows contained in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries as of December 31, 2013 and 2012 and the results of operations and cash flows of the Borrower and its Consolidated Subsidiaries for each of the three fiscal years ending on December 31, 2013, 2012 and 2011. The unaudited consolidated balance sheets and related consolidated statements of income contained in the Borrower's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, have been prepared in accordance with GAAP applicable to interim unaudited financial statements and, except for changes resulting from audit and normal year-end adjustments and for the absence of footnotes and other information required to be included in audited financial statements prepared in accordance with GAAP, present fairly, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries as of September 30, 2014, and the results of operations of the Borrower and its Consolidated Subsidiaries for the fiscal quarter then ended.

(d)    Neither the execution and delivery of this Agreement or any of the other Loan Documents to which it is a party, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof or thereof, will violate or result in a breach (i) of any of the terms, conditions or provisions of the Restated Articles of Incorporation or bylaws of the Borrower; or (ii) of any order, writ, injunction or decree of any court or any law or regulation of the Federal government, the State of New York or any state in which the real or personal property owned or leased or the business conducted by the Borrower or any of its Subsidiaries is material to their respective operations, or any instrumentality of such government; or (iii) of any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound, the violation or breach of which would have a Material Adverse Effect or would constitute a default thereunder which default would have a Material Adverse Effect; or (iv) of any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound which would result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property of the Borrower or any of its Subsidiaries, which lien, charge or encumbrance would have a Material Adverse Effect.
(e)    This Agreement and each of the other Loan Documents to which it is a party have been duly and validly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights.
(f)    Each of the Borrower and its Subsidiaries has fulfilled its obligations under ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except for such failures or non-compliance as would not have a Material Adverse Effect. No Reportable Event has occurred and is continuing with respect to any Plan, except for such Reportable Events as would not have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any liability to PBGC or under ERISA and the Internal Revenue Code with respect to any Plan, except for premiums not yet due and payable or liabilities as would not have a Material Adverse Effect.
(g)    No authorization, consent, approval, license or other action by, and no registration or filing with, any government agency or instrumentality is necessary in connection with the execution and delivery of this Agreement or the Notes, the consummation of the transactions herein contemplated or the performance of or compliance with the terms and conditions hereof and thereof, except for such authorizations, consents, approvals, licenses or other actions by, and such registrations or filings with, such government agencies or instrumentalities as have been or will be timely made or obtained.
(h)    There is no threatened or, to the knowledge of the Borrower, pending proceeding by or before any court, government agency or instrumentality or arbitrator against or affecting the Borrower or any of its Subsidiaries which (i) except for the Disclosed Matters, if adversely decided would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
(i)    No part of the Loan or proceeds of any extension of credit hereunder will be utilized for the purpose of enabling the Borrower to buy or carry any Margin Stock and neither the Borrower nor any Subsidiary is in the business of extending credit to others for such purpose.
(j)    (i) The Borrower and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective material properties and assets, except for minor defects in title that do not materially interfere with the ability to conduct their respective businesses as currently conducted or to utilize such properties and assets for their intended purposes.
(ii)    The Borrower and its Subsidiaries have complied with all obligations under all material leases to which each of them is a party and all such leases are in full force and effect, except where failure to so comply would not have a Material Adverse Effect. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except where the lack of such peaceful and undisturbed possession would not have a Material Adverse Effect.
(iii)    The Borrower and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate their respective properties and to carry on their respective business as presently conducted and as presently planned to be conducted without conflict with the rights of others in any manner that would have a Material Adverse Effect.
(k)    No statement made by the Borrower in any certificate, report or document furnished by or on behalf of the Borrower under or in connection with this Agreement or any of the other Loan Documents is false or misleading in any material respect and no such certificate, report or document omits to state a material fact necessary to make the statements contained therein not misleading.
(l)    Since December 31, 2013 there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.
(m)    The Borrower has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower except for any taxes or assessments that the Borrower is contesting in good faith. The charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.
(n)    The Borrower and its Subsidiaries are in compliance in all material respects with all laws and regulations relating to the protection of the environment except where the failure to do so, either singly or in the aggregate, would not have a Material Adverse Effect.
(o)    The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.
(p)    Other than Liens permitted pursuant to Section 5.02(c) and Liens which would not result in a Material Adverse Effect, no Lien exists over all or any of the present or future revenues or assets of the Borrower or any of its Subsidiaries.
(q)    No financial statement contained in any filing by the Borrower with the United States Securities and Exchange Commission when filed is false or misleading in any material respect or omits to state a material fact necessary to make the statements contained therein not misleading.
(s)    Neither the Borrower, nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department ("OFAC"); and the Borrower will not directly or indirectly use the proceeds of any of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by

OFAC or for the purpose of financing any activity that is prohibited as to United States Persons under United States sanctions administered by OFAC.
As used in this Section 4.01, "material" shall mean material in the context of the financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole.
ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01. Affirmative Covenants
So long as any part of the Loan shall remain unpaid, the Borrower will:
(a)    Reports, Financial Statements and Other Information. (i)  File or cause to be filed with the United States Securities and Exchange Commission in compliance with the requirements thereof each Current Report on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-K required to be filed by the Borrower and deliver to the Administrative Agent, within 120 days of the end of each fiscal year of the Borrower, a certificate of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with the ratio of Total Indebtedness of the Borrower and its Consolidated Subsidiaries to Total Capitalization as provided in Section 5.02(b) hereof, provided that, to the extent that any Lender is required pursuant to applicable law to obtain directly from the Borrower any financial statements included in any such report filed with the United States Securities and Exchange Commission, the Borrower shall promptly provide such financial statements upon reasonable request of such Lender through the Administrative Agent; (ii) concurrently with the delivery of financial statements under clause (i) above, a certificate of a financial officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) setting forth reasonably detailed calculations demonstrating compliance with Section 5.02(b); (iii) promptly furnish to the Administrative Agent for distribution to the Lenders, subject to reasonable confidentiality requirements if appropriate, such information respecting the financial condition and affairs of the Borrower as the Administrative Agent or any Lender through the Administrative Agent may reasonably require; and (iv) promptly after the commencement thereof, furnish to the Administrative Agent for distribution to the Lenders, subject to reasonable confidentiality requirements if appropriate, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(h), provided that the Borrower shall have no obligation to furnish the notice referred to in this clause (iv) with respect to such actions or proceedings referred to in Section 4.01(h)(i) which are not reasonably likely to be adversely decided.
(b)    Notice of Default. Within five days after any officer of the Borrower obtains knowledge of any Default or Event of Default, the Borrower will provide to each Lender a certificate of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.
(c)    Maintenance of Properties. Maintain and keep, and shall cause its Subsidiaries to maintain and keep, their respective properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of the Borrower are necessary and in the interests of the Borrower or such Subsidiary; provided, however, subject to Section 5.02(d), that nothing in this Section 5.01(c) shall prevent the Borrower (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective businesses from time to time if, in the judgment of the Borrower or such Subsidiary, such sale, abandonment, disposition or discontinuance is advisable.
(d)    Existence; Business and Properties. Do or cause to be done, except in the case of any of its Subsidiaries where the failure to do so would not have a Material Adverse Effect, all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of incorporation, and do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its board of directors shall determine in its judgment.
(e)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and environmental laws.
(f)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice as reasonably determined by the Borrower and such Subsidiary.
SECTION 5.02. Negative Covenants
So long as any part of the Loan shall remain unpaid, the Borrower will not, and will not permit any of its Restricted Subsidiaries (or (i) in the case of clause (b) below, its Consolidated Subsidiaries and (ii) in the case of clauses (f) and (g) below, its Subsidiaries) to:
(a)    Sale of Assets, Consolidation, Merger, etc. (i) Sell, transfer or lease all or substantially all of the assets, business or property of (A) the Borrower or (B) the Borrower and its Restricted Subsidiaries on a consolidated basis; or (ii) enter into any merger or consolidation, unless the Borrower or such Restricted Subsidiary shall be the surviving corporation.
(b)    Financial Undertaking. Permit the ratio of Total Indebtedness to Total Capitalization to exceed 60% at any time.
(c)    Secured Debt. Issue, assume, guarantee, create or incur any Secured Debt without effectively providing that the Loan (together with, if the Borrower shall so determine, any other Indebtedness of the Borrower or such Restricted Subsidiary then existing or thereafter created ranking equally with the Loan, including Guarantees of Indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt so long as such Secured Debt shall be so secured, except that this Section 5.02(c) shall not apply to Secured Debt secured by:
(i)    mortgages on property of any corporation existing at the time such corporation becomes a Subsidiary;
(ii)    mortgages on property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Indebtedness incurred prior to,

at the time of or within 90 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;
(iii)    mortgages on particular property to secure Indebtedness incurred in financing all or any part of the cost of exploration or development of such property, or to secure all or any part of the cost of improvements to such property which is, in the opinion of the board of directors of the Borrower, substantially unimproved, or to secure any Indebtedness incurred to provide funds for such purpose;
(iv)    mortgages on property in favor of the United States of America or any State thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;
(v)    mortgages which secure Indebtedness owing to the Borrower or a Wholly-owned Restricted Subsidiary by a Subsidiary of the Borrower; and
(vi)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusive, or of any Indebtedness secured thereby; provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or replaced (plus improvements on such property).
As used in clauses (i) through (vi) above, the terms "mortgage" or "mortgages" shall include pledges, liens, and security interests.
Notwithstanding the foregoing provisions of this Section 5.02(c), the Borrower and any one or more Restricted Subsidiaries may, without equally and ratably securing the Loan, issue, assume, guarantee, create or incur Secured Debt which would otherwise be subject to the foregoing restrictions if, after giving effect to the Secured Debt to be issued, assumed, guaranteed, created or incurred, the sum of (a) the aggregate amount of all such Secured Debt of the Borrower and its Restricted Subsidiaries (not including Secured Debt permitted under clauses (i) through (vi) above) and (b) the aggregate value of the Sale and Leaseback Transactions (as defined in Section 5.02(d)) in existence at such time (except Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 5.02(d)(i)(B)) does not exceed 5% of the Shareholders' Interest.
(d)    Limitation on Sales and Leasebacks and Transfers of Assets to Unrestricted Subsidiaries.
(i)    Enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to the Borrower or such Restricted Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property (herein referred to as a "Sale and Leaseback Transaction") unless either:
(A)    the Borrower or such Restricted Subsidiary could create Secured Debt secured by a mortgage, in accordance with Section 5.02(c), on the real property to be leased, in an amount equal to the value (as hereinafter defined) of such Sale and Leaseback Transaction, without equally and ratably securing the Loan, or
(B)    the Borrower applies (and in any case the Borrower covenants that it will apply) within 120 days after the Sale and Leaseback Transaction, regardless of whether such Sale and Leaseback Transaction may have been made by the Borrower or by a Restricted Subsidiary, an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of the Borrower) to the retirement of Funded Debt of the Borrower; provided that the amount to be applied to the retirement of Funded Debt of the Borrower shall be reduced by
(1)    the principal amount of the Loan outstanding on the date of the Sale and Leaseback Transaction repaid by the Borrower within 120 days after such Sale and Leaseback Transaction, and
(2)    the principal amount of Funded Debt, other than Loan, voluntarily retired by the Borrower within 120 days after such sale;
provided that no repayment or retirement referred to in this clause (B) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
For purposes of this Section 5.02(d) and Section 5.02(c), the term "value" shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of the Borrower), divided first by the number of full years in the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.
(ii)    Transfer any assets which, in the reasonable opinion of the board of directors of the Borrower, constitute a major manufacturing or research property, plant or facility of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary.
(e)    Margin Stock. Purchase or hold any Margin Stock if more than 25% of the value of its assets (as defined in said Regulation U) is or would be represented by Margin Stock.
(f)    Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by United States or applicable foreign generally accepted accounting principles or by the United States Securities and Exchange Commission or the Public Company Accounting Oversight Board or any similar foreign governmental agency or instrumentality.
(g)    Change in Nature of Business. Change the primary nature of its business from manufacturing and selling coatings and related products.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default
If any of the following events ("Events of Default") shall occur and be continuing:
(a)    (i) The Borrower shall default (whether as direct obligor or guarantor) in the payment of principal of the Loan when due; or (ii) the Borrower shall default (whether as direct obligor or guarantor) in the payment of any interest, fee or any other amount payable under this Agreement or under any other Loan Document and such default shall have continued for a period of five (5) Business Days thereafter;
(b)    The Borrower shall default (whether as direct obligor or guarantor) (i) in any payment of principal of or interest on any other obligation for borrowed money in excess of $50,000,000 in unpaid principal amount beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any agreement under which any such other obligation for borrowed money in excess of $50,000,000 is created and shall not have cured such default within any period of grace provided by such agreement, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;
(c)    Any representation or warranty made herein or pursuant hereto by the Borrower, or any certificate furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;
(d)    The Borrower shall default in the performance of any covenant contained in Section 5.01(b) or Section 5.02 hereof;
(e)    The Borrower shall default in the performance of any other covenant, term, condition or provision of this Agreement or any other Loan Document and such default shall not be remedied for a period of thirty (30) days after written notice thereof to the Borrower from the Administrative Agent at the request of any Lender;
(f)    A final judgment or order for the payment of money in excess of $50,000,000 shall be rendered by a court of record against the Borrower and such judgment or order shall not be appealable and shall continue unsatisfied and unstayed for a period of thirty (30) days;
(g)    Any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as such term is defined in clause (ii) of this paragraph (g)), or (ii) individuals who, as of the date of this Agreement were directors of the Borrower, together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office (such directors together herein called the "Incumbent Board"), cease to constitute a majority of the board of directors of the Borrower;
(h)    A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding;
(i)    The Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or
(j)    The Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any Plan or if any Plan shall be terminated by act of the PBGC or a trustee shall be appointed for any Plan, except when such failure is of an amount which is not material to the financial condition of the Borrower or such termination or appointment would not result in the imposition on the Borrower of material liability, or when such failure is the result of contesting such minimum funding requirements in good faith and the Borrower has established on its books any reserve which is required by GAAP with respect thereto;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make the Loan to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loan, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make the Loan shall automatically be terminated and (B) the Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
[Intentionally deleted]
ARTICLE VIII
THE ADMINISTRATIVE AGENT
SECTION 8.01. Authorization and Action
Each of the Lenders hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and under the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and in the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, the other Loan Documents or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.
SECTION 8.02. Administrative Agent's Reliance, Etc.
Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the Lender that made the Loan as the holder of the Indebtedness resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any of the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. SMBC and Affiliates
With respect to its Commitment, the Loan made by it and the Note issued to it, SMBC shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include SMBC in its individual capacity. SMBC and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if SMBC were not the Administrative Agent and without any duty to account therefor to the Lenders. The Administrative Agent shall have no duty to disclose information obtained or received by it or any of its affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.
SECTION 8.04. Lender Credit Decision
Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(c) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
SECTION 8.05. Indemnification
The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Loan then owed to each of them (or if no principal is at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent's fraudulent acts or omissions, gross negligence or willful misconduct, and provided, further, that the obligations of each Lender that shall cease to be a party to this Agreement in accordance with Section 9.07 shall terminate on the date of the applicable assignment except to the extent any claim hereunder relates to an event arising prior to such assignment. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out‑of‑pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.
SECTION 8.06. Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 8.07. [Intentionally deleted]
ARTICLE IX
MISCELLANEOUS
SECTION 9.01. Amendments, Etc.
No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby in addition to the Required Lenders, do any of the following: (a) increase the Commitments of the Lenders, (b) reduce the principal of, or interest on, the Loan or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Loan or any fees or other amounts payable hereunder, (d) extend the termination date of any Commitment, or (e) change the Pro Rata Share of any Lender; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (c) release the Borrower or otherwise limit the Borrower's liability with respect to the obligations owing to the Administrative Agent and the Lenders or (d) amend this Section 9.01; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.
SECTION 9.02. Notices, Etc.
(a) All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, (i) if to the Borrower, at One PPG Place, Pittsburgh, Pennsylvania 15272, telecopy number

412-434-4416, Attention: Treasurer, with a copy to the Borrower at One PPG Place, Pittsburgh, Pennsylvania 15272, telecopy number 412-434-2490, Attention: Senior Vice President and General Counsel; (ii) if to any Lender, at its at its address (or telecopy number) set forth in its Administrative Questionnaire; and (iii) if to the Administrative Agent, at its address at 277 Park Avenue. 6th Floor, New York, NY 10172, telecopy number (212) 593-9514, Attention: CBDA-2 and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for the Loan, at 277 Park Avenue. 6th Floor, New York, NY 10172, telecopy number (212) 593‑9514, Attention: BCDAD-Loan Services Department or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
SECTION 9.03. No Waiver; Remedies
No failure on the part of the Borrower, any Lender, or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04. Costs and Expenses
(a) The Borrower agrees to pay all reasonable and customary out-of-pocket costs and expenses of the Administrative Agent (within 10 days of receipt of a written itemized statement, together with supporting documentation, identifying in reasonable detail the amounts of such costs and expenses) incurred in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto. The Borrower further agrees to pay all costs and expenses, if any, of the Administrative Agent and the Lenders incurred in connection with the enforcement of this Agreement, any of the other Loan Documents and the other documents to be delivered hereunder or thereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)    The Borrower agrees to indemnify and hold harmless the Administrative Agent, and each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loan or (ii) the actual or alleged presence of hazardous materials on any property of the Borrower or any of its Subsidiaries or any environmental action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's fraudulent acts or omissions, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loan.
(c)    If (x) any payment or prepayment of principal of the Loan is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period, as a result of a payment or prepayment pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or (ii) as a result of a payment or prepayment pursuant to Section 2.08, 2.10 or 2.12, (y) any assignment of the Loan is made by any Lender other than on the last day of as a result of a demand by the Borrower pursuant to Section 9.07(a) or (z) the Borrower fails for any reason (including without limitation because applicable conditions precedent have not been satisfied) to borrow the Loan, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, prepayment, assignment or failure to borrow, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain the Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 9.04(c) delivered to the Borrower shall be conclusive absent demonstrable error.
(d)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
SECTION 9.05. Right of Set‑off
Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set‑off and application, provided that the failure to give such notice shall not affect the validity of such set‑off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set‑off) that such Lender and its Affiliates may have.
SECTION 9.06. Binding Effect
This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower, the Administrative Agent, and the Initial Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall have no right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.
SECTION 9.07. Assignments and Participations
(a) Each Lender may and, if demanded by the Borrower will (following (x) a demand by such Lender pursuant to Section 2.11 or 2.14 or (y) a failure by such Lender to sign, within three Business Days after the date originally scheduled for delivery of such signature if the Required Lenders have delivered such signature on or prior to such scheduled date, any proposed amendment, waiver or consent to this Agreement or the Notes requiring, pursuant to Section 9.01, the signature of all Lenders), upon at least five Business Days' notice to such Lender and the Administrative Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the principal amount of the Loan owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was an Affiliate of a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than €10,000,000 unless otherwise agreed by the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall (x) be an assignment of all of such Lender's rights and obligations under this Agreement (including, without limitation, all of such Lender's Commitment, the principal amount of the Loan owing to it and the Note or Notes held by it) and (y) be arranged by the Borrower after receipt of the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loan owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any

Note subject to such assignment, (unless the assignee is already a Lender hereunder) an Administrative Questionnaire for the assignee and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Borrower, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(c)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
(d)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loan owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the

Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the principal amount of the Loan owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any of the other Loan Documents, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or thereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
(f)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.
(g)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the principal amount of the Loan owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
SECTION 9.08. Confidentiality
None of the Administrative Agent or any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Administrative Agent's, such Lender's Affiliates and their officers, directors, employees, agents and advisors, (b) as contemplated by Section 9.07(f), to actual or prospective assignees and participants, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.08 or other provisions at least as restrictive as this Section 9.08) in each case only on a confidential need-to-know basis, (c) as required by any law, rule or regulation or judicial process and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or financial institutions.
SECTION 9.09. Governing Law

This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 9.10. Execution in Counterparts
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.11. Judgment
(a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at its principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euro into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Euro with Dollars at its principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(c)    The obligation of the Borrower in respect of any sum due from it in any currency (the "Primary Currency") to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
SECTION 9.12. Jurisdiction, Etc.
(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by applicable law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.13. Substitution of Currency
If a change with respect to Euro occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multinational authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change with respect to Euro had occurred.
SECTION 9.14. [Intentionally deleted]

SECTION 9.15. Waiver of Jury Trial
EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 9.16. USA PATRIOT ACT
Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title iii of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.
SECTION 9.17. No Fiduciary Duty
The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the "Lenders"), may have economic interests that conflict with those of the Borrower, its stockholders and/or their Affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
PPG INDUSTRIES, INC.
By /s/ Eric K. Thiele
Name: Eric K. Thiele
Title: Treasurer
U.S. Federal Tax Identification No. for the Borrower:
25-0730780
Address for the Borrower:
One PPG Place
Pittsburgh, Pennsylvania 15272
SUMITOMO MITSUI BANKING CORPORATION,
as Administrative Agent
By /s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Commitment: €500,000,000	SUMITOMO MITSUI BANKING CORPORATION,
as Initial Lender
By /s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

EXHIBIT A - FORM OF
PROMISSORY NOTE
€_______________    Dated: _______________, 201_
FOR VALUE RECEIVED, the undersigned, PPG INDUSTRIES, INC., a Pennsylvania corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Term Loan Agreement referred to below) the principal sum of €[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Loan made by the Lender to the Borrower pursuant to the Term Loan Agreement dated as of November 20, 2014 among the Borrower, Sumitomo Mitsui Banking Corporation, as Initial Lender and as Administrative Agent for the other Lenders from time to time parties thereto (as amended, supplemented or otherwise modified from time to time, the "Term Loan Agreement"; the terms defined therein being used herein as therein defined) outstanding on such date.
The Borrower promises to pay interest on the unpaid principal amount of the Loan from the Drawdown Date until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Term Loan Agreement.
Both principal and interest in respect of the Loan are payable in Euro at the Payment Office in same day funds. The Loan owing to the Lender by the Borrower pursuant to the Term Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Term Loan Agreement. The Term Loan Agreement, among other things, (i) provides for the making of the Loan by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, the indebtedness of the Borrower resulting from the Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
PPG INDUSTRIES, INC.
By________________________
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B
FORM OF NOTICE OF BORROWING

[Date]
Sumitomo Mitsui Banking Corporation,
as Administrative Agent for the Lenders
parties to the Term Loan Agreement referred to below
277 Park Avenue
New York, NY 10172
Attention: BCDAD-Loan Services Department
Ladies and Gentlemen:
The undersigned, PPG Industries, Inc., refers to the Term Loan Agreement, dated as of November 20, 2014 (as amended, supplemented or otherwise modified from time to time, the "Term Loan Agreement", the terms defined therein being used herein as therein defined), among PPG Industries, Inc., a Pennsylvania corporation (the "Borrower"), Sumitomo Mitsui Banking Corporation, as Initial Lender, and Sumitomo Mitsui Banking Corporation, as Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Term Loan Agreement that the undersigned hereby requests the Loan under the Term Loan Agreement, and in that connection sets forth below the information relating to such borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Term Loan Agreement:
(i)    The Drawdown Date of the Loan is November [__], 2014.
(ii)    The principal amount of the Loan is €500,000,000.
(iii)    The initial Interest Period for the Loan is _____ month[s].]
Please make the Loan available to the following account:
[insert payment instructions]
The undersigned hereby certifies that the following statements are true on the date hereof:
(A)    the representations and warranties contained in Section 4.01 of the Term Loan Agreement (except the representations and warranties set forth in subsection (h)(i) thereof and in subsection (l) thereof) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
(B)    no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,
PPG INDUSTRIES, INC.
By_______________________
Name:
Title:

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Term Loan Agreement dated as of November 20, 2014 (as amended, supplemented or otherwise modified from time to time, the "Term Loan Agreement") among PPG Industries, Inc., a Pennsylvania corporation (the "Borrower"), the Lenders (as defined in the Term Loan Agreement), and Sumitomo Mitsui Banking Corporation, as Administrative Agent for the Lenders (the "Administrative Agent"). Terms defined in the Term Loan Agreement are used herein with the same meaning.
The "Assignor" and the "Assignee" referred to on Schedule 1 hereto agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Term Loan Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Term Loan Agreement. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Loan owing to the Assignee will be as set forth on Schedule 1 hereto.
2.    The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Term Loan Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Administrative Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Term Loan Agreement[, respectively,] as specified on Schedule 1 hereto].
3.    The Assignee (i) confirms that it has received a copy of the Term Loan Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Term Loan Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Term Loan Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Term Loan Agreement.
4.    Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.
5.    Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Term Loan Agreement.
6.    Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Term Loan Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Term Loan Agreement and the Notes for periods prior to the Effective Date directly between themselves.
7.    This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
8.    This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.
Schedule 1
to
Assignment and Acceptance
Percentage interest assigned:                        _____%
Assignee's Commitment:                        €______
Aggregate outstanding principal amount of the Loan assigned:        €______
Principal amount of Note payable to Assignee:                €______
Principal amount of Note payable to Assignor:                €______
Effective Date*:    _______________, 201_
[NAME OF ASSIGNOR], as Assignor
By_______________________
Name:
Title:
Dated: _______________, 201_
[NAME OF ASSIGNEE], as Assignee
By
Name:
Title:
Dated: _______________, 201_
Eurocurrency Lending Office:
[Address]

________________________
* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Accepted and Approved this
__________ day of _______________, 201_
SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By__________________________
Name:
Title:
[Approved this __________ day
of _______________, 201_
PPG INDUSTRIES, INC., as Borrower

By________________________]*
Name:
Title:

______________________________
*    Required if no Event of Default has occurred and is continuing and the Assignee is not an Affiliate of the Assignor.